SUPPLEMENT
To Prospectus Supplement dated April 25, 2000

$251,897,686 (Approximate)
AURORA LOAN SERVICES
Mortgage Pass-Through Certificates, Series 2000-2

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
Master Servicer

On April 28, 2000, the Aurora Loan Services Mortgage Pass-Through Certificates, Series 2000-2 (the “Certificates”) were issued in an original aggregate principal amount of approximately $251,897,686.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of April 1, 2000 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and The Chase Manhattan Bank, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is December 17, 2003.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2000-ALS2
Statement to Certificateholders November 25, 2003

DISTRIBUTION IN DOLLARS
CLASS	ORIGINAL FACE VALUE	BEGINNING PRINCIPAL BALANCE	PRINCIPAL	INTEREST	TOTAL	REALIZED LOSSES	DEFERRED INTEREST	ENDING PRINCIPAL BALANCE
IA1 IA2 IAP IIA1 IIA2 IIAP B1 B2 B3 B4 B5 B6 R	48,844,000.00 1,000,000.00 721,738.00 165,599,000.00 1,000,000.00 18,766,848.00 8,402,000.00 6,463,000.00 3,101,000.00 2,068,000.00 1,033,000.00 1,557,932.10 100.00	0.00 0.00 0.00 6,937,301.16 41,892.16 3,364,374.00 6,381,006.48 4,908,408.13 2,355,094.20 1,570,569.05 784,525.11 981,546.86 0.00	0.00 0.00 0.00 466,982.73 2,819.96 40,239.06 6,430.87 4,946.77 2,373.50 1,582.84 790.66 989.23 0.00	0.00 0.00 0.00 10,521.57 63.54 0.00 47,809.92 36,776.43 17,645.63 11,767.55 5,878.08 7,354.28 0.00	0.00 0.00 0.00 477,504.30 2,883.50 40,239.06 54,240.79 41,723.20 20,019.13 13,350.39 6,668.74 8,343.51 0.00	0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00	0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00	0.00 0.00 0.00 6,470,318.43 39,072.20 3,324,134.94 6,374,575.61 4,903,461.36 2,352,720.70 1,568,986.21 783,734.45 980,557.63 0.00
TOTALS	258,556,618.10	27,324,717.15	527,155.62	137,817.00	664,972.62	0.00	0.00	26,797,561.53

IAX IIAX1 IIAX2	49,844,000.00 166,599,000.00 166,599,000.00	0.00 6,979,193.33 6,979,193.33	0.00 0.00 0.00	0.00 41,758.84 63.98	0.00 41,758.84 63.98	0.00 0.00 0.00	0.00 0.00 0.00	0.00 6,509,390.64 6,509,390.64

FACTOR INFORMATION PER $1000 OF ORIGINAL FACE							PASS-THROUGH RATES
								CURRENT
		BEGINNING				ENDING		PASS-THRU
CLASS	CUSIP	PRINCIPAL	PRINCIPAL	INTEREST	TOTAL	PRINCIPAL	CLASS	RATE
IA1	863572n41	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IA1	0.000000%
IA2	863572n25	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IA2	0.000000%
IAP	863572n66	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IAP	0.000000%
IIA1	863572n74	41.89216819	2.81996105	0.06353643	2.88349748	39.07220714	IIA1	1.820000%
IIA2	863572n33	41.89216000	2.81996000	0.06354000	2.88350000	39.07220000	IIA2	1.820000%
IIAP	863572p23	179.27219318	2.14415655	0.00000000	2.14415655	177.12803663	IIAP	0.000000%
B1	863572p31	759.46280409	0.76539752	5.69030231	6.45569983	758.69740657	B1	8.991043%
B2	863572p49	759.46280829	0.76539842	5.69030326	6.45570169	758.69740987	B2	8.991043%
B3	863572p56	759.46281845	0.76539826	5.69030313	6.45570139	758.69742019	B3	8.991043%
B4	863572m75	759.46279014	0.76539652	5.69030464	6.45570116	758.69739362	B4	8.991043%
B5	863572m83	759.46283640	0.76540174	5.69030010	6.45570184	758.69743466	B5	8.991043%
B6	863572m91	630.03186082	0.63496349	4.72053949	5.35550298	629.39689734	B6	8.991043%
R	863572p64	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	R	0.000000%
TOTALS		105.68175493	2.03884017	0.53302445	2.57186463	103.64291476

IAX	863572n58	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IAX	0.000000%
IIAX1	863572n82	41.89216820	0.00000000	0.25065481	0.25065481	39.07220716	IIAX1	7.180000%
IIAX2	863572n90	41.89216820	0.00000000	0.00038404	0.00038404	39.07220716	IIAX2	0.011001%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2000-ALS2

November 25, 2003

Sec. 4.03(i)	Unscheduled Principal Amounts	499,514.73
	Group 1 Unscheduled Principal	0.00
	Group 2 Unscheduled Principal	499,514.73
Sec. 4.03(iv)	Aggregate Advances	0.00
	Group 1 Advances	0.00
	Group 2 Advances	0.00
Sec. 4.03(v)	Ending Principal Balance	26,797,561.53
	Group 1 Principal Balance	0.00
	Group 2 Principal Balance	26,797,561.53
	Group 1 Weighted Average Net Rate	0.000000%
	Group 2 Weighted Average Net Rate	7.889113%
Sec. 4.03(vii)	Current Period Realized Losses	0.00
	Group 1 Current Period Realized Losses	0.00
	Group 2 Current Period Realized Losses	0.00
	Bankruptcy Losses	0.00
	Fraud Losses	0.00
	Special Hazard Losses	0.00
	Bankruptcy Loss Amount	257,885.00
	Fraud Loss Amount	459,783.67
	Special Hazard Loss Amount	3,716,245.96
Sec. 4.03(viii)	Servicing Fees (includes Retained Interest)	5,692.65
	Sub-Servicing Fees	455.41
	Trustee Fees	193.55
Sec. 4.03(ix)	Number and Aggregate Principal Amounts of Mortgage Loans in Delinquency

Group 1
Category	Number	Principal Balance	Percentage
1 Month	0	0.00	0.00%
2 Month	0	0.00	0.00%
3 Month	0	0.00	0.00%
Total	0	0.00	0.00%

Group 2
Category	Number	Principal Balance	Percentage
1 Month	3	1,107,828.83	4.13%
		56,524.19
2 Month	1		0.21%
3 Month	5	4,663,436.58	17.40%
Total	9	5,827,789.60	21.74%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2000-ALS2

November 25, 2003

Group Totals
Category	Number	Principal Balance	Percentage
1 Month	3	1,107,828.83	4.13%
		56,524.19
2 Month	1		0.21%
3 Month	5	4,663,436.58	17.40%
Total	9	5,827,789.60	21.74%

Number and Aggregate Principal Amounts of Mortgage Loans in Foreclosure

Group 1
Number	Principal Balance	Percentage
0	0.00	0.00%
Group 2
Number	Principal Balance	Percentage
1	628,007.18	2.34%
Group Totals
Number	Principal Balance	Percentage
1	628,007.18	2.34%

Sec. 4.03(x)

Number and Aggregate Principal Amounts of REO Loans

Group 1
Number	Principal Balance	Percentage
0	0.00	0.00%

Group 2
Number	Principal Balance	Percentage
0	0.00	0.00%

Group Totals
Number	Principal Balance	Percentage
0	0.00	0.00%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2000-ALS2
November 25, 2003

Sec. 4.03(xiii)	Aggregate Outstanding Interest Shortfalls Class ia1 shortfall	0.00
	Class ia2 shortfall	0.00
	Class iax shortfall	0.00
	Class iia1 shortfall	0.00
	Class iia2 shortfall	0.00
	Class iiax1 shortfall	2.11
	Class iiax2 shortfall	0.00
	Class b1 shortfall	0.00
	Class b2 shortfall	0.00
	Class b3 shortfall	0.00
	Class b4 shortfall	0.00
	Class b5 shortfall	0.00
	Class b6 shortfall	0.00
	Class r shortfall	0.62
Sec. 4.03(xiii)	Current Prepayment Interest or Relief Act Shortfalls Class ia1 shortfall	0.00
	Class ia2 shortfall	0.00
	Class iax shortfall	0.00
	Class iia1 shortfall	0.00
	Class iia2 shortfall	0.00
	Class iiax1 shortfall	0.00
	Class iiax2 shortfall	0.00
	Class b1 shortfall	0.00
	Class b2 shortfall	0.00
	Class b3 shortfall	0.00
	Class b4 shortfall	0.00
	Class b5 shortfall	0.00
	Class b6 shortfall	0.00
	Class r shortfall	0.00